EXHIBIT 23.1






                         Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated May 23, 1997, except as to Note 9, as to which the date is June 30, 1997, in Post-Effective Amendment No. 3 to the Registration Statement (Form S-1, No. 33-97090) and related Prospectus of Sullivan Communications, Inc. for the Registration of $185,000,000 of its 12 3/4% Senior Subordinated Exchange Notes Due 2005.

Our audits also included the financial statement schedules of Sullivan Communications, Inc. listed in item 16(b) of this Registration Statement. These schedules are the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein. The report of Ernst & Young LLP contains an explanatory paragraph with respect to a change in accounting in fiscal 1996 for the adoption of the provisions for accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of.



                                                    /s/ Ernst & Young LLP
Nashville, Tennessee
July 7, 1997